Exhibit 10.1

MASTER AGREEMENT FOR THE OPERATIONAL AND TECHNOLOGY

FUNDING OF NANOSYNEX LTD.

THIS MASTER AGREEMENT FOR THE OPERATIONAL AND TECHNOLOGY FUNDING OF NANOSYNEX LTD. (this “Agreement”), dated as of May 26, 2022, is entered into by and among NanoSynex Ltd., a company incorporated under the laws of the State of Israel (the “Company”) and Qualigen Therapeutics Inc. a Delaware corporation based in California, U.S., (the “Funder”).

R E C I T A L S

WHEREAS, the Company is seeking additional financing in order to fund its day-to-day operations and advancement of its technology; and

WHEREAS, the Funder is a majority owner of the Company and desires to protect and grow the value of its investment in the Company by providing ongoing funding to the Company to support the operational and technology development of the Company; and

WHEREAS, each of the Entitled Holder of the Company (as defined in the Company’s then current articles of association, as may be amended from time to time (the “Articles”), has waived all Pre-emptive Rights (as defined in the Articles) with regards to any participation in the ongoing funding of the Company in an amount of up to US$10,420,000 (the “Aggregate Funding Amount”) all subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, the parties hereto agree as follows:

1. The Ongoing Funding.

1.1. The Ongoing Funding Amount. Subject to the terms and conditions of this Agreement, the Funder shall pay to the Company a portion of the Aggregate Funding Amount, as set forth in Exhibit A hereto (each, an “Installment Funding Amount”), on such dates and subject to the achievement of the applicable milestones associated with each such Installment Funding Amount, as set forth in Exhibit A hereto (each such payment date, an “Installment Date”). At each Installment Date, the Company shall issue to Funder, a promissory note (which may contain convertible features) with a face value in the amount of the Installment Funding Amount paid by Funder to the Company on such Installment Date, in substantially the form attached as Exhibit B hereto (each a “Note” and together the “Notes”).

1.2. On or prior to each Installment Date, the management of the Company shall deliver to the Funder a written notice of the achievement of the milestone/s applicable to such Installment Date (the “Completion Notice”) and unless the Funder objects to, disputes or disagrees with the Completion Notice (the “Dispute”), then the Funder shall provide the Installment Funding Amount within 3 business days following the receipt of the Completion Notice against the issuance and execution of the corresponding Note (each, an “Installment Closing”). To the extent that there is a Dispute, then the Funder shall provide the Company with a written notice which shall include, in reasonable detail, the basis for such Dispute (the “Objection Notice”). Funder shall be deemed to agree that the applicable milestone/s applicable to a particular Installment Date have been successfully achieved if it has not provided to the Company an Objection Notice within 7 days of receipt of the Company’s Notice. In the event that the Funder shall have provided an Objection Notice, the Company and the Funder shall use their commercially reasonable efforts to resolve the Dispute with respect to the Completion Notice (and the milestone fulfillment) in an amicable manner. If the Funder and the Company are not able to reach an understanding with respect to the achievement of the milestone/s pursuant to which a Completion Notice has been delivered to the Funder within 7 days of delivery of the Objection Notice to the Company, the items in Dispute shall be referred to an independent expert, who shall be agreed upon between the parties (the “Expert”) for final determination within 30 days after the date of such referral. If the Funder and the Company shall fail to agree upon the identity of such Expert within 7 days, then the Expert shall be appointed by the Head of the Israel Bar Association. This provision for arbitration shall be specifically enforceable by the parties, and the determination of the Expert in accordance with the provisions hereof shall be final and binding upon the Company and the Funder with no right of appeal therefrom. The costs of the Expert shall be borne as to one-half by the Company, and as to one-half, by the Funder.

1.3. It is agreed that in the event that certain milestone/s have not been achieved on or before the applicable Installment Date (“Missed Installment Date”), and such milestone/s have been achieved on or prior to the subsequent Installment Date, then the Funder shall provide the Company the respective Installment Funding Amount for the Missed Installment Date on such subsequent Instalment Date (in addition to any Installment Funding Amount owed with respect to such subsequent Installment Date).

2. Closing; Transfer of Funding Amount.

2.1. The initial closing under this Agreement shall be held remotely via the exchange of documents and signatures simultaneously with the Closing under the Series B Preferred Share Purchase Agreement between the Company and Funder, dated as of April 29, 2022 (the “Series B SPA”) (such date, the “Initial Closing”). At the Initial Closing, the Company shall deliver to the Funder: (i) true and correct copies of the necessary resolutions of the Company’s Board of Directors and shareholders approving, inter alia, this Agreement and the transactions contemplated hereby; and (ii) waivers of rights of preemption or other participation rights, executed by all entitled to such rights under the Articles, or confirmation by the Company that any shareholder entitled to such rights under the Articles that have not executed such waiver, failed to duly exercise such right with respect to the Agreement and the transactions contemplated herein such that such right has irrevocably lapsed with respect hereof.

3. Representations and Warranties of the Company

The Company’s representations and warranties under Section 3 to the Series B SPA, are hereby fully incorporated by reference (the “Reps”) and the Company hereby represents and warrants the Reps to Funder as of the Initial Closing.

4. Representations and Warranties of the Funder.

The Funder represents and warrants to the Company that it has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the transactions evidenced by this Agreement, can bear the economic consequences of such investment for an indefinite period of time, has been furnished with all information it has requested and been afforded the opportunity to ask questions concerning the Company. The Funder further acknowledges that the Company is an early-stage company, engaging in speculative research and development and that that there are substantial risks of loss of investment incidental to the transactions contemplated by this Agreement. The Funder is an “accredited investor” within the meaning of Regulation D of the Securities Act of 1933, as amended. The foregoing shall not derogate from the Company’s representations in Section 3 above.

5. Conditions to Funding by the Funder

The obligations of the Funder to pay the applicable Installment Funding Amount at each Installment Closing is subject to the fulfillment on or before the Initial Closing and each subsequent Installment Closing (as applicable) of each of the following conditions, the waiver of which shall not be effective unless given by the Funder in writing:

5.1. Each of the Reps are true and correct as of the date of this Agreement and shall be true and correct on and as of the Initial Closing.

5.2. No Company Material Adverse Effect has occurred or exists since the date of this Agreement and as of the Initial Closing and each subsequent Installment Closing. “Material Adverse Effect” means (i) any event, occurrence, fact, condition, change or development that has had or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, key employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Company; (ii) any event, occurrence, fact, condition, change or development that prevents, materially impairs or materially delays the Company’s ability to conduct the Company’s business as it is now being conducted and as presently proposed to be conducted, (iii) any of the following Reps is not true and correct in all material respects as of each Installment Closing, with the exception of non-adverse ordinary course changes in the Reps due to ordinary course development and progress of the business following the initial Closing : Section 3.1 (“Organization; Permits”), Section 3.2 (“Share Capital”), Section 3.7 (“Authorization; Approvals”), Section 3.8 (“No Breach”), Section 3.10 (“Intellectual Property and Other Intangible Assets”), Section 3.11 (“Taxes”), Section 3.24 (“Preclinical Development and Clinical Trials”), and Section 3.25 (“Regulatory Permits and Compliance”) (all as set forth in the Series B SPA); or (iv) either of the following covenants is not true and correct as of each Installment Closing: Section 7.4 (“Controlled Foreign Corporation”) and 7.5 (“Passive Foreign Investment Company”).

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5.3. The Company has performed and complied with each of the covenants and obligations under this Agreement and/or the Notes required to be performed and complied with by the Company prior to or as of the Initial Closing and each subsequent Installment closing.

6. Affirmative Covenants

6.1. Company shall not distribute and/or declare any dividend from the date of this Agreement and until the last subsequent Installment closing under this Agreement.

6.2. So long as this Agreement and/or any of the Notes remain outstanding, the Company undertakes not to create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance upon any or all of its present or future assets to secure any present or future Bond Issue without at the same time, or prior thereto, securing the Notes equally and rateably therewith. “Bond Issue” means any indebtedness of the Company which is, in the form of, or is represented by, any bond, security, certificate or other instrument which is or is capable of being listed, quoted or traded on any stock exchange or in any securities market (including any over-the-counter market) and any guarantee or other indemnity in respect of such indebtedness.

7. Termination.

Notwithstanding anything to the contrary in this Agreement, Funder may terminate this Agreement at any time following the date that is six (6) months after the date of this Agreement in its sole discretion (“Termination”) upon 120 days’ notice (the “Termination Notice Period”); provided however, such termination shall not limit Funder’s obligation to pay any non-disputed Installment Funding Amount that otherwise becomes due under this Agreement during the Termination Notice Period as a result of the Company’s having completed or substantially completed Milestones prior to or during the Termination Notice Period; and provided further, that if such Termination is due to a Material Adverse Effect under Section 5(1), the notice of Termination may be delivered immediately upon such occurrence, including during the first six (6) months following the date of this Agreement, and the required Termination Notice Period shall be 20 days instead of 120 days. The Company’s sole recourse in the event Funder terminates this Agreement in accordance with this Section 7 shall be pursuant to this Section 7 and Article 46 of the Company’s Articles relating to the removal of a Funder-appointed director to the Company’s board of directors.

8. Miscellaneous.

8.1. Taxes. Out of any amount payable by the Company to the Funder under any Note issued by the Company to the Funder pursuant to this Agreement, the Company shall withhold tax at the rate provided by applicable law and shall transfer such withheld tax to the Israeli Tax Authority, unless otherwise specified in any tax certificate issued by the Israeli Tax Authority, in which case the Company shall withhold tax as provided in such tax certificate. To the extent that amounts are so withheld and paid to the Israeli Tax Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Company to the Funder, in accordance with the provisions of this Agreement. Upon conversion of any portion of a Note issued by the Company to the Funder to Preferred Shares pursuant to the terms of such Note, the Funder, at its sole discretion, shall be entitled to waive the repayment of its respective Interest thereon. Alternatively, in the event that the Funder does not wish to waive the repayment of its respective Interest, the Funder shall either, at his election: (i) transfer to the Company a certificate issued by the Israeli Tax Authority which exempts the Company from withholding tax with respect to such respective Interest; (ii) transfer to the Company an amount equal to the applicable withholding tax on such respective Interest, in order for the Company to transfer such amount to the Israeli Tax Authority (on account of withheld tax) or (iii) convert only Principal amount (and not Interest thereon).

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8.2. Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby, including, without limitation, to create, reserve or approve any action for the creation or reservation (as applicable) of a sufficient type and number of securities of the Company to allow the conversion of the Funding Amount (or the portion thereof actually invested) pursuant to the terms of this Agreement.

8.3. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts located in Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

8.4. Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes any prior agreements between the parties with respect to such subject matter. Any term of this Agreement may be amended, and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Funder.

8.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) upon personal delivery to the party to be notified, (b) on the first business day following delivery after having been sent by electronic mail (with electronic confirmation of delivery), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7. Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned pdf. image.

8.8. Successors and Assigns. This Agreement may not be assigned by either party without the consent of the Company (if by an Funder) or the Funder (if by the Company), however, Funder may assign or transfer its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to its “Permitted Transferees” as defined in the Articles, provided, however, that any such Permitted Transferee agrees in writing, prior to or at such assignment or transfer, to be bound by all agreements, warranties and representations binding upon such Funder under this Agreement.

8.9. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby without regard to any investigation or discovery made by the Funder or knowledge of the subject matter thereof. None of the Funder’s rights under this Agreement will be limited or otherwise affected by any imputed knowledge or knowledge obtained by the Funder at any time before or after the Initial Closing with respect to any inaccuracy of any of the Reps.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

THE COMPANY:

NANOSYNEX LTD.

By:	/s/ Diane Abensur
Name:	Diane Abensur
Title:	CEO

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

FUNDER:

QUALIGEN THERAPEUTICS INC.

By:	/s/ Michael Poirier
Name:	Michael Poirier
Title:	Chairman & CEO

Exhibit A

Schedule of Installments

Schedule has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy will be furnished to the SEC upon request.

Exhibit B

Form of Note

THIS NOTE HAS BEEN ISSUED WITHOUT REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION AND QUALIFICATION, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER IN FORM AND SUBSTANCE THAT SUCH SALE, TRANSFER, OR DISPOSITION MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION.

FOR PURPOSES OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT. THE HOLDER OF THIS NOTE MAY CONTACT [INSERT NAME OF THE APPROPRIATE REPRESENTATIVE OF THE COMPANY] AT [INSERT PHONE NUMBER], WHO WILL, NOT LATER THAN TEN DAYS AFTER THE DATE HEREOF, PROMPTLY MAKE AVAILABLE TO HOLDERS, UPON REQUEST, THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THIS NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THIS NOTE, AND (3) THE YIELD TO MATURITY OF THIS NOTE.

PROMISSORY NOTE
US $[______]	_____ __, 2022

FOR VALUE RECEIVED, NanoSynex Ltd., a company incorporated under the laws of the State of Israel (the “Company”), hereby promises to pay to Qualigen Therapeutics Inc. (the “Funder”), a Delaware company based in California, U.S., in the manner hereinafter specified, the principal sum of [_____] US Dollars ($[____],000.00) (the “Principal”), together with interest from the date hereof at a rate of 9.00% per annum on the principal balance from time to time outstanding (the “Interest”). Principal and Interest due under this Promissory Note (the “Note”) shall be due and payable in lawful money of the United States. Payments hereunder shall be made via wire transfer to the Funder’s bank account as set forth in Exhibit A attached hereto or such other address as Funder may hereafter designate by written notice to Company.

This Note is being made pursuant to that Master Agreement for the Operational and Technology Funding of NanoSynex Ltd. between Company and Funder, dated April 29, 2022 (the “Funding Agreement”), and all terms set forth therein shall apply to this Note mutatis mutandis.

1. Payments.

a. The Principal and Interest under this Note shall be due and payable upon the sooner to occur of: (i) five (5) years from the date of this Note; (ii) the acquisition by any person or entity of all or substantially all of the share capital of Company, through share purchase, issuance of shares or merger of the Company or the purchase of all or substantially all of the assets of Company; or (iii) the initial public offering (“IPO”) of Company (the “Maturity Date”). All payments under this Note shall be applied first to accrued but unpaid Interest, and next to outstanding Principal.

b. Prepayment. Principal and accrued Interest due hereunder may be prepaid or paid in advance by Company in its sole discretion, in whole or in part, at any time upon fifteen (15) days prior written notice without any premium or penalty imposed on Company.

2. Conversion. If at any time, Funder’s ownership of the share capital of the Company on an issued and outstanding basis falls or is reasonably expected to fall below 50.1%, solely as a result of the exercise of existing or future options (or an equivalent instrument) or as a result of issuance of restricted, shares, restricted stock units (or an equivalent instruments) under the Company’s 2018 Share Option Plan or an equivalent plan adopted by the Company’s board of directors (a “Trigger Event”), Funder may, in its sole discretion, convert all or any portion of the outstanding Principal amount (such portion of Principal amount that is so converted, the “Convertible Amount”) into shares of the Company’s most senior class of Preferred Shares (as such term is defined under the Company’s then current articles of association, as may be amended from time to time (the “Articles”) existing immediately prior to such conversion. The number of such shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Convertible Amount by a price per share equal to the higher of (i) the Original Issue Price of the Preferred B Shares –(or the Conversion Price of the Preferred B Shares, if such Conversion Price is lower than the Original Issue Price) (as such terms are defined in the Articles); and (ii) a price that reflects a discount of 20% (twenty percent) on the Original Issue Price of the Company’s most senior class of Preferred Shares at the time of conversion that are issued in a bona fide financing, so that, following such conversion, Funder shall regain 50.1% of Company’s issued and outstanding share capital. The Convertible Amount shall be deemed to be repaid at the time of conversion. For as long as the Principal amount has not been repaid or converted in full, the Company shall deliver a thirty (30) days prior written notice to the Funder, or shorter notice if thirty (30) days is not practically possible, of any contemplated Trigger Event. The conversion right of the Funder described in this Section 2, shall not apply in case the Funder’s ownership of the share capital of the Company on an issued and outstanding basis falls below 50.1% due to exercise of options or an equivalent instrument immediately prior to, and contingent upon, a consummation of subsections (i), (ii) or (iii) of the definition of a Deemed Liquidation (as such term is defined in the Articles).

3. Default and Remedies. The occurrence of any one or more of the following events shall constitute an event of default under this Note (an “Event of Default”): (i) if Company fails to pay when due any payment of Principal or Interest on this Note or any other Note issued to Funder under the Funding Agreement and such failure continues for five (5) business days after the due date; (ii) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other applicable law of Company’s home jurisdiction relating to insolvency or relief of debtors (the “Code”), Company (A) commences a voluntary case or proceeding; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a trustee, receiver, assignee, liquidator, or similar official; or (D) makes an assignment for the benefit of its creditors; (iii) if a court of competent jurisdiction enters an order or decree under the Code that (A) is for relief against Company in an involuntary case; (B) appoints a trustee, receiver, assignee, liquidator, or similar official for Company, or substantially all of Company’s assets; or (C) orders the liquidation of Company, and in each case the order or decree is not dismissed within sixty (60) days, which breach goes uncured for five (5) business days after Funder notifies Company of such breach in writing; or (iv) Company becomes insolvent. Upon the occurrence of an Event of Default:

a. All unpaid amounts under this Note shall, without notice, become immediately due and payable at the option of Funder (which may demand immediate repayment of all or part of any unpaid amount);

b. Funder shall have all rights and remedies under applicable law; and

c. Interest shall accrue at the default rate of eighteen percent (18%) per annum.

4. Revival. To the extent that Company makes a payment or Funder receives any payment or proceeds for Company’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the Code, then, to such extent, the obligations of Company hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Funder.

5. Miscellaneous.

a. Modifications and Amendments. The terms and provisions of this Note may be modified or amended only by written agreement executed by Company and Funder.

b. Assignment/Binding Effect. Neither this Note, nor any right hereunder, may be assigned by Company without the prior written consent of Funder. This Note shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

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c. Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Note shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Note shall nevertheless remain in full force and effect.

d. Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Note, and (ii) the terms and provisions of this Note shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Note.

e. Headings and Captions. The headings and captions of the various subdivisions of this Note are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

f. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and interpreted according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent courts located in Tel Aviv, Israel, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

g. Notices. All notices and other communications given or made pursuant to this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) upon personal delivery to the party to be notified, (b) on the first business day following delivery after having been sent by electronic mail (with electronic confirmation of delivery), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt.

h. Counterparts. This Note may be executed in any number of counterparts (including by email or electronic signature), each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

i. Waivers. The Company and all others who may become liable for payment of all or any part of the obligations hereunder do hereby severally waive presentment and demand for payment, protest, notice of nonpayment, notice of intent to accelerate the maturity hereof, notice of protest, notice of dishonor and notice of maturity. Any delay by the Funder hereof in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall the exercise of any single or partial right hereunder create any other or further exercise thereof or exercise of any other power or right, nor shall the Funder hereof be liable for exercising or failing to exercise any such power or right. The rights, remedies and benefits herein specified are cumulative and not exclusive of any rights, remedies or benefits which the Funder hereof otherwise may have.

[Signature on following page]

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IN WITNESS WHEREOF, the parties have executed this Note effective as of the date first above written.

“COMPANY”

NANOSYNEX LTD.

By:

“FUNDER”

QUALIGEN THERAPEUTICS INC.

By:
Exhibit A
Bank Account
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